PRESS RELEASE
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS FIRST QUARTER RESULTS

Company also Announces Completion of Private Placement to Fund Diversification Strategy

SAN ANTONIO, Texas -- February 14, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its first fiscal quarter ended December 31, 2005.

First quarter revenue was $1.3 million versus $2.0 million in the same period a year ago. Net loss available to common shareholders was $43,000, or $0.01 per diluted share, versus a net loss of $491,000, or $0.25 per diluted share, in the first quarter last year. The reduced net loss was principally due to lower revenues, salaries, wages, benefits and subcontractor costs, as well as the absence of severance costs in fiscal 2006.

Management attributed the decline in first quarter revenue to a lower number of active contracts versus last year's first quarter, and a lower level of new contract signings in recent fiscal years. The long-term decline in contract activity has been the result of lower demand for data conversion services specifically within the GIS industry. The Company ended the first quarter with an order backlog of $2.9 million versus $4.0 million at the end of fiscal 2005.

ASI also announced that on February 10, 2006, the Company completed the placement of a new Series A Convertible Preferred Stock with gross aggregate proceeds of approximately $760,000. This preferred stock bears interest at 7% annually and is convertible into 598,425 shares of our common stock on or before February 10, 2008. Pursuant to the transaction, the Company also issued warrants that entitle the holders to purchase up to 795,276 shares of common stock at 101% and 112% of the closing bid price on the date of closing. The warrants will be exercisable after six months from the date of closing until their expiration three years from the date of closing. Proceeds will be used to fund the Company's expansion into the energy market, including the purchase of interests in oil and gas prospects.

As previously disclosed, the Company redeemed its previously issued Series A Redeemable Preferred Stock, which had been classified as debt, in exchange for common stock, thereby converting debt to equity.

Lori Jones, CEO, said, "We believe that these two separate transactions may allow the Company to demonstrate compliance with Nasdaq's stockholders' equity test. Nasdaq is currently reviewing our plan to regain compliance with Marketplace Rule 4310(c)(2)(B). Jones added, "Management is focused on a diversification program targeting new market opportunities and broadening the Company's service offering into the energy sector, including the acquisition of oil and gas exploration and production rights. We are moving forward with our plan to enter the energy market. We continue to evaluate acquisition opportunities in the energy sector, including exploration, production operations and technology solutions."

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. The Company is in the process of expanding its business into the energy sector. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB

ANALYTICAL SURVEYS, INC.

Consolidated Balance Sheets

(In thousands)

Assets	December 31, 2005	September 30, 2005
Current assets:	(Unaudited)
Cash and cash equivalents	$328	$622
Accounts receivable, net of allowance for doubtful accounts of $50 at
December 31, 2005 and September 30, 2005	1,223	1,529
Revenue earned in excess of billings	1,707	1,612
Prepaid expenses and other	68	81
Total current assets	3,326	3,844
Equipment and leasehold improvements, at cost:
Equipment	3,967	3,979
Furniture and fixtures	363	363
Leasehold improvements	75	75
	4,405	4,417
Less accumulated depreciation and amortization	(4,252)	(4,249)
Net equipment and leasehold improvements	153	168
Total assets	$3,479	$4,012
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligation	19	17
Billings in excess of revenue earned	357	425
Accounts payable	241	289
Accrued liabilities	565	688
Accrued payroll and related benefits	423	687
Redeemable preferred stock -- current portion, no par value, authorized
2,500 shares; 166 and outstanding at December 31, 2005
(liquidation value $299)	259	--
Total current liabilities	1,864	2,106
Long-term liabilities:
Capital lease obligation less current portion	29	30
Redeemable preferred stock, no par value. Authorized 2,500 shares;
166 issued and outstanding at September 30, 2005,
(liquidation value $266)	--	247
Total long-term liabilities	29	277
Total liabilities	1,893	2,383
Commitments and contingencies
Stockholders' equity:
Common stock, no par value. Authorized 100,000 shares;
2,869 shares issued and outstanding at December 31, 2005
and September 30, 2005, respectively	35,312	35,312
Accumulated deficit	(33,726)	(33,683)
Total stockholders' equity	1,586	1,629
Total liabilities and stockholders' equity	$3,479	$4,012

ANALYTICAL SURVEYS, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2005	2004

Revenues	$1,360	$2,028

Costs and expenses:
Salaries, wages and benefits	781	1,554
Subcontractor costs	139	378
Other general and administrative	452	436
Depreciation and amortization	21	55
Severance and related costs	--	67
Total operating costs	1,393	2,490
Loss from operations	(33)	(462)
Other income (expense):
Interest expense, net	(13)	(41)
Other income, net	3	12
Total other income (expense)	(10)	(29)
Loss before income taxes	(43)	(491)
Provision for income taxes	--	--
Net loss available to common shareholders	$(43)	$(491)
Basic net loss per common share available
to common shareholders	$(0.01)	$(0.25)
Diluted net loss per common share available
to common shareholders	$(0.01)	$(0.25)
Weighted average common shares:
Basic	2,869	1,976
Diluted	2,869	1,976

###